Exhibit 4.2

Description of The Registrant’s Securities

Registered Pursuant to section 12 of the

securities exchange act of 1934

Avalara, Inc. (“Avalara,” the “Company,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.0001 per share.

Description of Capital Stock

The following description summarizes certain terms of our capital stock. This summary does not purport to be complete and is qualified by reference to the provisions of our Amended and Restated Articles of Incorporation (as amended, “Articles”), Amended and Restated Bylaws (as amended, “Bylaws”), and Amended and Restated Investors’ Rights Agreement (as amended, “Rights Agreement”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, and to the applicable provisions of Washington law.

General

Our authorized capital stock consists of 600,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

As of [•], 2020, there were [•] shares of our common stock outstanding. Our Board of Directors is authorized to issue additional shares of our capital stock without shareholder approval.

Common Stock

Dividend Rights

Subject to the prior or preferential rights of holders of our preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Voting Rights

Each share of our common stock entitles its holder to one vote on all matters voted on by the shareholders, including the election of directors. We have not provided for cumulative voting for the election of directors in our Articles. Our Articles establish a classified Board of Directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of shareholders, with the directors in other classes continuing for the remainder of their three-year terms.

Liquidation, Dissolution and Winding Up

Subject to the prior or preferential rights of holders of our preferred stock outstanding at the time, in the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Preemptive or Other Rights

Holders of our common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our Board of Directors has the authority, without further action by our shareholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock by us could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock by us could have the effect of delaying, deferring, or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Registration Rights

Certain holders of our common stock or their permitted transferees are entitled to rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our shareholders. We refer to these shares as “registrable securities.” These rights are provided under the terms of the Rights Agreement and include demand registration rights, short form registration rights and piggyback registration rights.

These registration rights will terminate:

•	on September 12, 2024;

•

with respect to any holder of registrable securities holding, together with its affiliates, less than 1% of our outstanding capital stock following this offering, when such holder is able to sell all of its registrable securities during a three-month period without registration in compliance with Rule 144 of the Securities Act (assuming for this purpose that any holder of at least 250,000 shares of registrable securities as of September 12, 2016 is an “affiliate” within the meaning of Rule 144); or

•

upon (1) a sale, lease, transfer, or other disposition of all or substantially all of our assets taken as a whole, or (2) the acquisition of shares of our capital stock representing a majority of our combined ordinary voting power by any person or entity, or any “group” as defined in Regulation 13D under the Exchange Act, by means of any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, but excluding (a) any bona fide financing transaction, the proceeds of which are not intended to be used by us to purchase, redeem, or otherwise acquire for value any of our capital stock or other equity securities, or (b) any reorganization, merger, or consolidation involving us or one of our subsidiaries in which the shares of our capital stock outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for, shares of capital stock that continue to represent, immediately following such transaction, a majority of the combined ordinary voting power of the outstanding capital stock of the surviving or resulting corporation, or if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such transaction, of the parent corporation of the surviving or resulting corporation.

We will pay the registration expenses (other than underwriting discounts, selling commissions, and stock transfer taxes) in connection with the registrations described below, including the reasonable fees and disbursements of one counsel for participating holders of registrable securities. In an underwritten offering, the underwriters have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Demand Registration Rights

At any time, either the holders of at least 25% of the then outstanding registrable securities or Warburg Pincus Private Equity XI, L.P. can request that we register the offer and sale of at least 25% of the then outstanding registrable securities (or a lesser percentage if the anticipated aggregate offering price of such shares, net of any underwriters’ discounts, selling commissions, stock transfer taxes, and certain selling holder legal fees, is greater than $15 million). We are not required to effect more than four demand registrations. If we determine that it would be materially detrimental to us and our shareholders to effect a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days, provided that we do not register any of our securities or those of any other shareholder during such 90-day period, other than with respect to a registration related to a company stock plan, a registration related to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered.

Piggyback Registration Rights

If we propose to register the offer and sale of any of our securities under the Securities Act in connection with the public offering of such securities, the holders of registrable securities will be entitled to certain “piggyback” registration rights allowing such holders to include their shares in such registration, subject to certain limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to a registration related to a company stock plan, a registration related to a corporate reorganization or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration.

Form S-3 Registration Rights

The holders of our registrable securities may make a written request that we register the offer and sale of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3, so long as the sale of securities registered pursuant to such request would result in an aggregate price to the public (net of any underwriters’ discounts, selling commissions, stock transfer taxes, and certain selling holder legal fees) of at least $1.0 million. If we determine that it would be materially detrimental to us and our shareholders to effect a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days, provided that we do not register any of our securities or those of any other shareholder during such 90-day period, other than with respect to a registration related to a company stock plan, a registration related to a corporate reorganization, or transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered.

Anti-Takeover Provisions of Washington Law, our Articles and Bylaws

Washington Anti-Takeover Law

Washington law imposes restrictions on some transactions between a corporation and significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act generally prohibits a target corporation from engaging in specified “significant business transactions” with an “acquiring person.” This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage unsolicited attempts to acquire us. An “acquiring person” is generally defined as a person or group of persons that beneficially owns the voting shares entitled to cast votes comprising 10% or more of the voting power of the target corporation. The target corporation may not engage in “significant business transactions,” as defined in Chapter 23B.19, for a period of five years after the date of the transaction in which the person became an acquiring person, unless (1) the significant business transaction or the acquiring person’s purchase of shares was approved by a majority of the members of the target corporation’s board of directors prior to the share acquisition causing the person to become an “acquiring person,” or (2) the significant business transaction was both approved by the majority of the members of the target corporation’s board and authorized at a shareholder meeting by at least two-thirds of the votes entitled to be cast by the outstanding voting shares (excluding the acquiring person’s shares or shares over which the acquiring person has voting control) at or subsequent to the acquiring person’s share acquisition. “Significant business transactions” include, among other things:

•	a merger or share exchange with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

•

a termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the acquiring person’s acquisition of 10% or more of the shares, whether at one time or over the five-year period following the share acquisition;

•	a transaction in which the acquiring person is allowed to receive a disproportionate benefit as a shareholder; or

•	liquidating or dissolving the target corporation.

After the five-year period, a “significant business transaction” may occur, as long as it complies with “fair price” provisions specified in the statute or is approved at a meeting of shareholders by a majority of the votes entitled to be counted within each voting group entitled to vote separately on the transaction, not counting the votes of shares as to which the acquiring person has beneficial ownership or voting control. A corporation may not “opt out” of this statute.

Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Our Articles and Bylaws include a number of provisions that may have the effect of deterring takeovers or delaying or preventing changes in control or changes in our management that a shareholder might deem to be in the shareholder’s best interest. These provisions include the following:

•	our Board of Directors may issue up to 20,000,000 shares of preferred stock, with any rights or preferences as it may designate;

•

our Articles and Bylaws provide (1) for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our shareholders, (2) that a director may only be removed from the Board of Directors for cause by the affirmative vote of our shareholders, (3) that vacancies on our Board of Directors may be filled only by the Board of Directors, and (4) that only our Board of Directors may change the size of our Board of Directors, which provisions together generally make it more difficult for shareholders to replace a majority of our Board of Directors;

•	Washington law, our Articles, and Bylaws limit the ability of shareholders from acting by written consent by requiring unanimous written consent for shareholder action to be effective;

•	our Articles and Bylaws limit who may call a special meeting of shareholders to only our Board of Directors, chairperson of our Board of Directors, chief executive officer, or president;

•

our Bylaws provide that shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide timely advance written notice to us in writing, and specify requirements as to the form and content of a shareholder’s notice, which may preclude shareholders from bringing matters before a meeting of shareholders or from making nominations for directors at a meeting of shareholders;

•

our Articles do not provide for cumulative voting for our directors, which may make it more difficult for shareholders owning less than a majority of our capital stock to elect any members to our Board of Directors; and

•

our Articles and Bylaws provide that shareholders can amend or repeal the Bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock entitled to vote generally in the election of directors, voting together as a single group.

Additionally, unless approved by a majority of our “continuing directors,” as that term is defined in our Articles, specified provisions of our Articles may not be amended or repealed without the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock entitled to vote on the action, voting together as a single group, including the following provisions:

•

those providing that shareholders can amend or repeal the Bylaws only by the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock entitled to vote generally in the election of directors, voting together as a single group;

•

those providing for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for three-year terms, and one class being elected each year by our shareholders;

•	those providing that a director may only be removed from the Board of Directors for cause by the affirmative vote of our shareholders;

•	those providing that vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office or by the sole remaining director;

•	those providing that only our Board of Directors may change the size of our Board of Directors;

•

those requiring the affirmative vote of the holders of at least two-thirds of the outstanding voting power of our capital stock entitled to vote on the action, voting together as a single group, to amend or repeal specified provisions of our Articles; and

•	those that limit who may call a special meeting of shareholders to only our Board of Directors, chairperson of our Board of Directors, chief executive officer or president.

Listing

Our common stock is listed on the New York Stock Exchange, under the symbol “AVLR.”